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                                                                    EXHIBIT 99.6

                            CONSENT OF MERRILL LYNCH

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Old Kent Financial Corporation ("Old Kent"), dated November 19, 2000, as Annex C to the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Old Kent with Fifth Third Bancorp, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY -- Opinion of Old Kent's Financial Advisor," and "THE MERGER -- Background of the Merger," and
"-- Recommendation of the Old Kent Board of Directors and Reasons for the Merger," and "-- Opinion of Old Kent's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/
                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED

December 18, 2000